Exhibit 19

PROFRAC HOLDING CORP. INSIDER TRADING POLICY

(Adopted as of May 3, 2022, amended as of December 6, 2023)

The Board of Directors (the “Board”) of ProFrac Holding Corp. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to prevent violations of the U.S. insider trading laws by Company, subsidiary, and affiliate personnel and others affiliated with the Company, and to prevent even the appearance of unlawful or otherwise improper conduct by any such persons. Insider trading is a crime, and the penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and criminal fines of up to $5 million for individuals and $25 million for corporations. Accordingly, insider trading is strictly prohibited, and a violation of this Policy may result in disciplinary action by the Company up to and including termination of employment with or service to the Company for cause.

This policy is divided into two parts – Part A and Part B. Part A applies to the following people (collectively, the “Covered Persons”):

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all directors, officers and employees of the Company and its subsidiaries and affiliates, as well as agents, consultants and contractors to the Company who have access to material non-public information about the Company (“Personnel”);
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any Personnel’s family, which includes any Personnel’s spouse or life-partner, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in- law, and anyone (other than a tenant or employee) residing in the home of any Personnel; and
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any other persons (including relatives and non-relatives) or entities whose investments are controlled, directly or indirectly, by any Personnel, or with whom any Personnel has a relationship (legal, personal or otherwise) that might reasonably result in such person’s transactions being deemed attributable to such Personnel, including any legal entities, such as corporations, partnerships or trusts, that are influenced or controlled by such Personnel.

Part B of this Policy applies to:

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all directors of the Company;
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officers of the Company and its subsidiaries and affiliates who have been designated as officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with the Company’s directors, the “Section 16 Reporting Persons”); and
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certain other employees of the Company and its subsidiaries and affiliates who may be designated by the Compliance Officer from time-to-time (“Designated Individuals”).

Section 16 Reporting Persons and Designated Individuals are more likely to possess material non- public information about the Company and are therefore subject to special requirements concerning transactions in the Company’s securities, including certain pre-clearance procedures, which are specified in Part B of this Policy. For purposes of this Policy, “Compliance Officer” means the Company’s principal internal legal professional or such other individual as may be designated by the Company from time to time.

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Part A

I.
Statement of Policy
A.
Trading on Material Non-Public Information is Prohibited

Covered Persons may not trade in the securities of the Company, directly or indirectly, while they are aware of material non-public information relating to the Company (except pursuant to a pre-cleared and approved trading plan that complies with Rule 10b5-1, as described in Section IV below, or pursuant to an exception approved in accordance with Section IX below). Similarly, a Covered Person may not trade in the securities of any other company if the Covered Person is aware of material non-public information about that company that was obtained through any Personnel’s employment or service with the Company.

B.
“Tipping” Material Non-Public Information is Prohibited

Covered Persons may not pass material non-public information on to others or recommend to anyone the purchase or sale of any securities when they are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if a Covered Person does not trade and did not gain any benefit from another’s trading.

C.
Securities Covered by this Policy

Although it is most likely that any material non-public information a Covered Person possesses will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, are also subject to this Policy. In addition, this Policy applies to any transactions in the securities of other entities with which the Company may have a relationship, including customers or suppliers of the Company and entities with which the Company may be negotiating a material transaction, such as an acquisition, investment or asset sale. Information that is not material to the Company may nevertheless be material to those entities.

D.
Material Non-Public Information

Insider trading prohibitions apply to information that is “material” and “non-public.” It is important to note that the U.S. Securities and Exchange Commission (the “SEC”) takes the view that the mere fact that someone is aware of material non-public information is enough to bar that person from trading; it is no excuse that their reasons for trading were not based on that information.

1.
Materiality. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where the information is likely to have a significant effect on the market price of a security. This includes a range of subjects, including, but not limited to, a company’s current or expected operating performance, acquisitions and strategic transactions, and changes in management. Both positive and negative information may be material. Because trading that receives scrutiny will be evaluated after the fact, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Possible material information or events include, but are not limited to:
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Projections of future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A pending or proposed joint venture;
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Significant related party transactions;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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Bank borrowings or other financing transactions out of the ordinary course;
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The establishment of a repurchase program for a company’s securities;
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A change in management or in membership of a company’s board;
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Development (or release) of a significant new product, process, or service, or changes in a company’s pricing or cost structure or marketing strategy;
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Pending or threatened significant litigation, or the resolution of such litigation;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier;
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Pending regulatory action;
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The imposition of a ban on trading in a company’s securities;
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New major contracts or finance sources, or the loss thereof;
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A change in auditors or notification that an auditor report can no longer be relied upon; or
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Major cybersecurity risks or incidents, including vulnerabilities and breaches.

This list is not exhaustive, and depending on the circumstances other types of information may be material at any given time. Keep in mind that any review of a person’s transactions will be completed after the fact, with the benefit of hindsight. If a Covered Person is unsure whether information is material, he or she should assume that the information is material and consult the Compliance Officer before making any decision to disclose such information, or to trade in or recommend any securities to which that information relates.

2.
Non-Public Information. Information will be considered to be publicly available—in other words, it will not be considered “non-public” information—only after it has been released to the public through appropriately broad channels (for example, by means of a press release, a publicly accessible conference call or a governmental filing), and enough time has passed to allow the investment market to absorb and evaluate the information. As a general rule, information is considered to have been absorbed and evaluated by the investment market following completion of the second full trading day after the information is released. Non-public information may include, but is not limited to:
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Information available only to a select group of people who are required by contract, law or otherwise to keep such information confidential;
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Undisclosed information that is the subject of rumors, even if the rumors are widely circulated; and
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Information that a company is required to keep confidential until a public announcement of the information has been made and enough time has passed to allow the investment market to

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absorb and evaluate the information.
E.
Improper Disclosure

The Company has authorized only certain individuals to publicly release material non-public information. For more information, see the Company’s Regulation Fair Disclosure Policy. Unless a Covered Person is explicitly authorized by the Company to do so, such person may not discuss material non-public information with anyone outside the Company. If such information is improperly disclosed, the Company may be forced to release it publicly. For example, an improper disclosure which results in a news story about a pending acquisition may require the public release of plans that could upset the transaction. Accordingly, Covered Persons must avoid discussing such information in public, and ensure that documents containing sensitive information about the Company remain secure and confidential.

II.
Other Trading Restrictions

The Company considers it improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of applicable insider trading laws. Accordingly, any transactions of this sort by Covered Persons are subject to the guidelines set forth in this Section II.

A.
Speculating

Covered Persons may not undertake speculating in securities of the Company, which may include buying with the intention of quickly reselling such securities, or selling securities of the Company with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Company’s 2022 Long Term Incentive Plan (the “Incentive Plan”) or any other Company benefit plan or arrangement).

B.
Short Sales

This Policy prohibits Covered Persons from engaging in short sales of Company securities (i.e., sales of securities that are not then owned), including sales with delayed delivery (which are sometimes referred to as “sales-against-the-box”). In addition, Section 16(c) of the Exchange Act prohibits directors and officers of the Company from engaging in short sales of Company securities.

C.
Publicly Traded Options

Covered Persons may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on any exchange or in any other organized market.

D.
Standing Orders

Covered Persons may not place standing orders that extend beyond the date the order is placed (except under an approved Rule 10b5-1 plan in accordance with Section IV below). A standing order placed with a broker to sell or purchase stock at a specified price leaves the person who placed the order with no control over the timing of the transaction. As a result, a standing order transaction executed by a securities broker when a Covered Person is aware of material non-public information may result in unlawful insider

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trading even if the standing order was placed at a time when such Covered Person did not possess material non-public information.

E.
Margin Accounts and Pledges

Covered Persons may not pledge any Company securities as collateral for a loan and such persons may not hold Company securities as collateral in a margin account. Under such arrangements, securities may be sold at certain times without the security holder’s consent, and therefore the security holder does not necessarily have control over the timing of such sales. Depending on the circumstances, a margin or foreclosure sale that occurs while a Covered Person is in possession of material non-public information may result in unlawful insider trading.

F.
Hedges and Monetization Transactions

Covered Persons may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may result in a person becoming the beneficial owner of such Company securities without taking on the full risks and rewards of ownership, and therefore such person’s interests may not align with those of the Company’s stockholders generally.

III.
Transactions Under Company Benefit Plans

Insider trading laws also restrict the ability of Covered Persons to engage in certain transactions under the Company’s benefit plans, as described in this Section III.

A.
Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s Incentive Plan, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided, that such exercises by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth in Section I of Part B of this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

B.
Incentive Plan

Covered Persons may be granted stock-based compensation awards, including restricted stock units, under the Company’s Incentive Plan. However, subject to Section IX of Part A of this Policy (“Exceptions”), Covered Persons may not sell in the open market any Company stock granted under the Incentive Plan during any applicable blackout period, or while in possession of material non-public information. This Policy does not apply to the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock; provided that such exercise by Section 16 Reporting Persons and Designated Individuals is subject to the pre-clearance procedures set forth in Section I of Part B of this Policy.

IV.
Rule 10b5-1 Plans

Transactions in Company securities under a plan that complies with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) are not subject to the prohibition on trades during blackout periods

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(described below) or this Policy’s prohibition against trading while in possession of material non-public information. In general, a Rule 10b5-1 Plan must be entered into at a time when the employee is not aware of material non-public information, and the Rule 10b5-1 Plan may not be adopted during a blackout period. Once a Rule 10b5-1 Plan is adopted, the employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, the Rule 10b5-1 Plan must either specify (including by formula) the amount, pricing and timing of transactions in advance, or delegate discretion on those matters to an independent third party. All Rule 10b5-1 Plans must be pre-cleared in advance and approved in writing by the Company’s Compliance Officer.

V.
Gift-Giving

Covered Persons may make bona fide gifts or donations of Company securities at any time, unless the Covered Person making the gift or donation has reason to believe that the recipient intends to sell the Company securities while the Covered Person is aware of material non-public information. Gifts of Company securities by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth in Section I of Part B of this Policy and, if any such person maintains control over the timing of the sale of any gifted or donated Company security, any such sales are subject to the blackout periods discussed in Section II of Part B of this Policy.

VI.
Post-Termination Transactions

If Covered Persons are aware of material non-public information when their employment or service relationship terminates, such Covered Persons may not trade in Company securities until that information has been publicly released and enough time has passed to allow the market to absorb such information, as described in Section I above.

VII.
The Consequences of Insider Trading

Individuals who trade on material non-public information or engage in tipping may be subject to severe civil and criminal penalties. These penalties can apply even if the individual is not a director or officer of the Company. The SEC is generally responsible for enforcing the law in this area, and takes all violations very seriously. Penalties for violating the insider trading laws include, but are not limited to:

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Civil and Criminal Penalties. Potential penalties for insider trading or tipping violations include, but are not limited to (i) imprisonment for up to 20 years, (ii) criminal fines of up to

$5,000,000, and (iii) civil fines of up to three times the profit gained or loss avoided.

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Controlling Person Liability. If the Company or management fail to take appropriate steps to prevent illegal insider trading, they may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1,000,000 and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25,000,000. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
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Company Sanctions. Failure to comply with this Policy may also subject you to Company- imposed sanctions, up to and including termination for cause, whether or not your failure to comply with this Policy results in a violation of law.

A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to their professional and personal reputations.

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A transaction that may seem necessary or justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violating the insider trading laws.

VIII.
Certification

All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by means of the Certification attached as Appendix A hereto. Section 16 Reporting Persons and Designated Individuals may be required to certify on an annual basis that they have complied with this Policy.

IX.
Exceptions

In certain limited circumstances, a transaction otherwise prohibited by this Policy may be permitted if the Compliance Officer determines that the transaction is not inconsistent with the purposes of this Policy.

Part B

Part B of this Policy applies only to Section 16 Reporting Persons and Designated Individuals, together with their family members, members of their households, and other persons whose investments are influenced or controlled by such persons.

I.
Pre-Clearance Procedures

Section 16 Reporting Persons and Designated Individuals may not engage in any transaction involving Company securities (including an Incentive Plan transaction such as an option exercise, a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the proposed transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. A request for preclearance should contain a description of the proposed transaction, the date of the proposed transaction and the number of securities involved in the transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If pre- clearance is granted, such pre-clearance is effective only for two business days and if the transaction is not executed during that period, another request for pre-clearance must be submitted in accordance with the procedures set forth above. The Compliance Officer (or its designee) may not execute any transaction in Company securities unless the Executive Chairman (or its designee) has approved the transaction(s) in accordance with the procedures set forth above.

This pre-clearance procedure is designed, in part, to prevent violations of Section 16(a) and Section 16(b) of the Exchange Act. Section 16(a) of the Exchange Act requires that certain transactions in Company securities must be reported on Form 4 and filed with the SEC within two business days following the date of the transaction. This Policy requires not only pre-clearance of transactions in Company securities, but also advance notification of sufficient details of the transaction to give the Company time to prepare and file the required reports within the applicable deadline. Due to the short, two-business day period in which to file the reports, the Company may have the Form 4 executed and filed with the SEC on your behalf using

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the power of attorney that you have granted to the Company for this purpose. Please contact the Company immediately if you believe there may be any errors in a filing.

Section 16(b) provides that Section 16 Reporting Persons are liable to the Company for any short- swing profits resulting from a non-exempt purchase and sale, or sale and purchase, of Company securities that occur within a period of less than six months.

Although compliance with Section 16(a), Section 16(b), and this Policy in general, is the individual legal responsibility of each Section 16 Reporting Person, the pre-clearance of all trades will allow the Company to assist in preventing any inadvertent violations of insider trading laws and this Policy.

II.
Blackout Periods

A “blackout period” is a period during which Section 16 Reporting Persons and Designated Individuals may not transact in Company securities. For the avoidance of doubt, even if a blackout period is not in effect, Section 16 Reporting Persons and Designated Individuals (or any Covered Person) may not trade in Company securities while in possession of material non-public information about the Company, except pursuant to a pre-cleared and approved Rule 10b5-1 Plan, or as otherwise permitted by this Policy under Section IX of Part A (“Exceptions”) of this Policy.

A.
Quarterly Earnings Blackout Periods

The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. To avoid even the appearance of trading while aware of material non-public information, Section 16 Reporting Persons and Designated Individuals may not transact in Company securities during the period beginning two weeks prior to the end of the Company’s fiscal quarter or year end, and ending after the second full business day following the Company’s issuance of its quarterly or annual earnings release. For example, if material information that was previously non-public (including quarterly or annual earnings) is disclosed at (i) 8:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (ii) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or

(iii) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday. Section 16 Reporting Persons and Designated Individuals should assume that they will not be pre-cleared to trade in the Company’s securities during these quarterly blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, a filing with the SEC on Form 8-K or other means designed to achieve widespread dissemination of the information. Trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

B.
Event-Specific Blackout Periods

The Company reserves the right to impose trading blackout periods from time to time when, in the judgment of the Company, a blackout period is warranted. A blackout period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific blackout period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the blackout period. If a Section 16 Reporting Person or Designated Individual is made aware of the existence of an event-specific blackout period, such person should not disclose the existence of such blackout period to any other person. Individuals that are subject to event-specific blackout periods will be

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contacted when these periods are instituted from time to time. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

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Appendix A

CERTIFICATION

I have read and understand the Insider Trading Policy (the “Policy”) of ProFrac Holding Corp. (the “Company”). I understand that the Company’s Compliance Officer is available to answer any questions I may have regarding the Policy. I agree to comply with the Policy in all respects during my employment or other relationship with the Company. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other relationship with the Company.

Date: _ Signature:

Name:

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